CARTER LEDYARD & MILBURN LLP
                               COUNSELORS AT LAW
                                 2 WALL STREET
                            NEW YORK, NY 10005-2072

                                 June 20, 2012


First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois  60187

The Bank of New York Mellon
as Trustee of FT 3642
101 Barclay Street, Fl. 20W
New York, New York  10286

Attention:       Rosalia A. Koopman
                 Managing Director

         Re:     FT 3642

Ladies and Gentlemen:

     We are acting as special counsel with respect to certain New York tax matters for the unit investment trust or trusts included in the series identified as FT 3642 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent, and The Bank of New York Mellon as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, the Trust will elect to be classified as a regulated investment company within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (a "RIC"), and units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture. Holders of Units are referred to herein as "Unitholders."

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the opinion, dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein.

     You have informed us, and we have assumed that the assets of the Trust will consist exclusively of shares in entities each of which is taxed as a RIC (collectively, the "Lower-Tier RICs") for federal income tax purposes. We have also assumed that the assets of the Lower-Tier RICs will include interest-bearing obligations issued by or on behalf of the State of New York or political subdivisions thereof or United States possessions, the interest on which is excludable from gross income for federal income tax purposes and from taxable income for purposes of the personal income tax imposed by Article 22 of the New York State Tax Law (the "State Personal Income Tax") and the personal income tax imposed by the City of New York under Section 11-1701 of the Administrative Code of the City of New York (the "City Personal Income Tax") (collectively, the "New York Tax-Exempt Bonds"). This opinion does not address the taxation of persons other than full-time residents of the State of New York and New York City.

     Based upon the foregoing, and upon the existing laws of the State of New York and the City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that for New York State and City personal income tax purposes, exempt-interest dividends attributable to interest on the New York Tax-Exempt Bonds that are paid by the Lower-Tier RICs to the Trust, which are excluded from federal adjusted gross income, are also excluded from New York adjusted gross income when paid by the Trust to Unit holders who are subject to New York State or City personal income tax.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-181689) filed with the
Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                                Very truly yours,



                                CARTER LEDYARD & MILBURN LLP